EXHIBIT 99.2

American Eagle Outfitters, Inc.
First Quarter 2007
Conference Call Transcript dated May 22, 2007

Operator

Good morning. My name is Dennis, and I will be your conference operator today. At this time I would like to welcome everyone to the American Eagle Outfitters first quarter earnings call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS)

I will now turn the call over to Ms. Judy Meehan, Vice President of Investor Relations. Please go ahead, ma'am.

Judy Meehan - American Eagle Outfitters Inc - VP Investor Relations

Good morning, everyone. Joining us by phone today is Jim O'Donnell, Chief Executive Officer. With me here in New York are Susan McGalla, President and Chief Merchandising Officer, and Joan Hilson, Executive Vice President, Chief Financial Officer, AE Brand. If you need a copy of our first quarter press release, it is available on our website, AE.com. Before we begin, I need to remind everyone that during this conference call members of management will make certain forward-looking statements based upon information which represents the company's current expectations or beliefs. The actual results realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. Now, I'll turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you, Judy. Good morning, and thank you all for joining us.

Our results in the first quarter clearly demonstrate the strength of our operating strategies and sustainability of our financial performance. We continue to leverage the substantial talent within our teams, as well as systems we have in place. I am particularly pleased to have achieved strong earnings growth given the greater than expected weakness in the month of April. Although April was difficult, we saw improvement during the latter part of the month as overall traffic strengthened and customers responded favorably to our summer assortment.

On trend merchandising, brand momentum and diligent expense controls enabled us to produce a strong operating margin of 18.9%, up from 18.8% last year. Earnings per share in the first quarter increased 25% to $0.35, well above our goal of 15% growth or better.

Our focus on sourcing and production resulted in lower product costs while maintaining the high quality that our customers expect from us. We also managed expenses well. Store payroll was flat as a rate to sales, which was significant given the inconsistent trend in April. Also, included in our first quarter operating results are the ongoing investments related to our growth initiatives, aerie and MARTIN + OSA. We're continuing to push forward on our real estate plan, which is another key growth driver. Selectively expanding and upgrading our stores continues to have a positive impact, generating increased sales per square foot and profitability. Our 2007 goal is on track to increase square footage by 10% and we are achieving sales per square foot of $531 on a trailing 12-month basis. This includes 34 new and 56 remodeled American Eagle stores, 14 MARTIN + OSA stores, and approximately 40 new freestanding aerie stores.

Based on the strong performance of our stand-alone aerie stores, we are accelerating the growth of this brand. We plan to open 40 new aerie stores beginning this July, averaging approximately 3,600 square feet, located primarily in "A" centers across the country. We are more convinced than ever of the significant growth opportunity of this business. With more than five years of experience in this business, we are well-positioned to maximize the potential of this exciting new retail concept.

Lastly, during the first quarter we successfully transferred the fulfillment function of AE.com from a third party vendor to American Eagle's expanded Kansas distribution center. E-commerce is a major growth initiative for all of our brands. With fulfillment performed in house, we now have full control and visibility for the entire e-commerce operation. This positions us to achieve cost savings and greater efficiencies. Strategically, this was a very important change for our business as we look to catapult growth in our e-commerce operation. To sum up, we maintained our strong customer connections, commitment to driving growth and operational discipline in the first quarter. We look forward to continuing our progress during the remainder of the year. Now I would like to turn the call over to Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Thanks, Jim, and good morning, everybody.

During the first quarter, we achieved strong financial results, which I believe is a true testament to the strength of the AE brand, our teams, and the way we manage our business. From a merchandising standpoint, I'm particularly proud of our progress in owning spring break for our girls and guys. We delivered a strong spring collection highlighted by color, pattern, and impactful key items. We innovated our marketing efforts across AE sales channels to bring the energy of spring break to life in our stores and at AE.com. This included live video feeds of our exclusive entertainment and content from the beaches of Mexico.  Our campus comedy challenge was tremendous fun and proved to be a great way to engage our customers.

The best-performing merchandise categories in the first quarter included guys and girls jeans, shorts, woven shirts, knit tops and aerie, while skirts, men's and women's pants and accessories performed below our expectations. Overall, men's delivered a positive high single-digit comp and women's increased in the mid single-digits.

That said, all of our sales metrics were positive for the quarter. We were extremely pleased to see transaction value rise in the mid single-digits. This was due to higher units per transaction which increased in the low single-digits, driven primarily by the success of our aerie business. We also saw a slight increase in the average unit retail price due to a favorable sales mix with increases in woven shirts, shorts and polos. Store traffic and our conversion rate were higher in the quarter leading to a low single-digit increase in the number of transactions per store.

Our summer two merchandise update arrives in stores this Thursday, just ahead of the memorial day weekend, with similar timing to last year. This collection integrates intelligence from our merchandise tests in early reads from spring with trend-right newness, which completes the fashion message for the summer season.

Once again this year, you will see updated styles of AE jeans appear in June. Providing newness to this 12-month a year destination business will set the stage as we gear up for back to school arriving on July 10. The combination of our June and July denim styles represents over 90% newness in guys and girls jeans, while leveraging our proven fit systems and leading position in jeans.

The balance of the back to school collection will feature compelling, wear-now key items across all categories. Driving destination businesses will be a focus through a powerful value and quality offering within a tiered assortment strategy. We'll support back to school with marketing programs that reach our customers across multiple channels. Our new mini-sode, "It's a Mall World," premiering on MTV, is exclusive content designed to inspire and delight our customers in an innovative way. "It's a Mall World" will also have a major presence on AE.com and in our stores. And stay tuned for a special in-store event that will highlight our new back to school line.

As Jim mentioned, aerie has emerged as a true stand-alone brand and we are looking forward to our accelerated growth plans. Aerie was a strong performer this spring, contributing to our profitable growth. With a solid foundation in place, we are now adding the building blocks to evolve aerie into a complete lifestyle brand. Our strong customer connection is key as we learn more and more about this business and respond to this valuable feedback. Each quarter we will offer newness in aerie with product launches and lifestyle extensions. In March, we launched the new Paige push-up bra to a very positive response. Bras are a critical element to a complete intimates brand where you will see -- continue to see -- meaningful progress. Additionally, during the second half of this year, we will add a fun and branded line of personal care and our new aerie signature fragrance. aerie accessories, as well as a line extension within the dorm category this holiday, will also broaden the lifestyle expression.

And lastly, a few words on MARTIN + OSA. I'm thrilled to have recently welcomed our new brand President, Laura Dubin Wander, to lead the MARTIN + OSA brand. Laura brings strong leadership as well as tremendous merchandising talent and experience to this business. With valuable customer feedback now in hand, we're refining our positioning with our assortments. The concept will continue to evolve this year, with a marked improvement in spring and summer of 2008. Importantly, we remain committed to the MARTIN + OSA brand and market opportunity, which have been endorsed by our customers. Thanks, everyone, and now I'll turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thanks, Susan, and good morning, everyone. From a financial and operating perspective, the first quarter demonstrated our capacity for growth, commitment to invest in new concepts, strong inventory management and expense discipline. Our expenses were well controlled in the first quarter, while continuing with major investments in our growth.

Total sales in the first quarter increased 17% to $612.4 million. Comparable store sales increased 6% up against a 10% shifted increase during the same period last year. All geographic regions comped positively in the quarter as follows: Canada, in the low double-digits, the Southwest, Midwest, and Mid-Atlantic regions in the high single-digits; the Northeast and West in the mid single-digits; and Southeast in the low single-digits. AE.com also continued to perform well in the first quarter with sales increasing 35%. This business continues to be a profitable growth driver for us.

Our gross margin of 48.7% was flat compared to last year. A higher IMU partially offset by a higher markdown rate led to a 20 basis points improvement in the merchandise margin. Buying, occupancy, and warehousing costs increased 20 basis points. Within this, rent was flat as a percentage of sales, offset by increased delivery and distribution costs related to moving our AE.com fulfillment function in-house from a third party vendor.

SG&A as a percent of sales declined 20 basis points to 25.6% from 25.8% last year. Within SG&A, direct compensation and supplies leveraged. Incentive compensation was higher as a percent of sales related to employment contracts. Services purchased and professional fees increased as a percent of sales, reflecting the investments in our growth initiatives and some higher legal fees. Our strong merchandise margin and the leverage of SG&A led to an 18.9% operating margin, which increased 10 basis points. Other income increased to $11.3 million, as a result of higher investment yields compared to last year.

Our first quarter effective tax rate was 38% compared to 40% last year, and looking ahead to the second quarter, we expect our effective tax rate to approximate 38%. Fully diluted first quarter earnings per share increased 25% to $0.35 versus $0.28 last year. During the first quarter, we repurchased 2.8 million shares for a total investment of $85.2 million. In light of our strong cash position and free cash flow, our Board has authorized an additional 23 million shares over and above the 4.2 million shares remaining in the current authorization. This new program reflects our commitment to returning value to our shareholders and confidence in our future growth initiatives.

Capital expenditures in the quarter were approximately $65 million. For the year, we expect capital expenditures to be in the range of $240 million to $260 million. This includes new and renovated stores along with our 40 new aerie stores, IT investments, our new Pittsburgh headquarter, and the completion of our expanded Kansas DC.

Total merchandise inventories at the end of the first quarter were $275 million, an increase of $80 million compared to last year. AE Brand inventory, excluding direct, increased 29% on a per-square-foot basis from a year ago.  over half of the increase relates to in-transit inventory for our back to school receipts. This is due to the shift in the fiscal calendar, and importantly, a greater use of ocean freight, which is more cost efficient, yet adds several weeks to in-transit time compared to air freight. Keep in mind that we take ownership at the shipping port.

Spring and summer inventory at cost-per-foot were up 12% compared to last year. We are comfortable with our quarter-end inventory position, which is current and supports core summer categories and the accelerating growth of aerie. Looking ahead to the end of the second quarter, we expect inventory to be up in the range of high single-digits to low teens on a cost-per-foot basis. At this time we are providing second quarter earnings guidance of $0.34 to $0.36 per share. This compares to earnings of $0.31 per share last year. Looking ahead, our operating disciplines will continue to be a distinguishing strength as we deliver profitable growth. And now I would like to open the call for questions.

Operator

[OPERATOR INSTRUCTIONS] We'll pause for a moment to compile the Q&A roster. Your first question will come from the line of Jeff Klinefelter with Piper Jaffray.

Jeff Klinefelter - Piper Jaffray & Co. - Analyst

Yes. Just a couple quick questions. One just to clarify on the Q2 guidance. Could you share anymore in terms of what sort of comp assumption you have to get to these numbers and also any clarity on the gross margin versus SG&A rates?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Sure, Jeff. The guidance at $0.34 to $0.36, I would say, is a conservative comp assumption. We're driving for gross margin improvement, but I will mention that it does include a higher markdown rate up against what is a very low markdown rate in the prior year. So we want to be realistic in that regard. We continue to drive for SG&A leverage, and at this stage, two weeks or so into the quarter, $0.34 or $0.36 appears to be where we should be positioned at currently.

Jeff Klinefelter - Piper Jaffray & Co. - Analyst

Okay. And then also in terms of the new initiatives -- the growth initiatives you have in place, aerie and MARTIN + OSA, can you give us a sense for last year, just as a recap, I know you've shared this in the past, the impact -- the drag on Op income for those two start-up costs last year and how you expect them to impact overall annual EPS this year?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Sure. You're -- we've given guidance that MARTIN + OSA -- we have an expectation of a $0.15 to $0.17 earnings drag, if you will. What we've seen in the first quarter is that we're in for the year for $0.15 to $0.17. In the first quarter, it was roughly $0.02, slightly above last year. It's basically on plan and we're driving towards that annual view. aerie is accretive to our brand and to our profitability, so we don't view that as a drag on earnings. It's definitely a positive. We see it contributing 2 to 3 points in comp performance as well as driving profitability. Margins are complementary to the American Eagle apparel and it's a very positive initiative for us.

Jeff Klinefelter - Piper Jaffray & Co. - Analyst

Okay. Very good. Thank you.

Operator

Your next question will come from the line of Paul Lejuez with Credit Suisse.

Paul Lejuez - Credit Suisse - Analyst

Hi, thanks, guys. Given the big rollout of aerie, can you maybe share with us how you think about the store economic model for the first few years? What sort of returns on capital you're targeting? And what sort of adjustments, if any, do you make for how you view an American Eagle store in the same mall, how that store would perform?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

So, Paul, with regard to the financials on aerie, we look forward just in the 2007 year, we are opening roughly 40 stores, as Jim mentioned, in the second and third quarters. That will put some pressure, if you will, on expenses for those two quarters. And, as we pull into the fourth quarter, which is very significant for us, we expect to have meaningful returns from our prestanding stores. So, Susan will address the positioning of aerie vis-a-vis the American Eagle store in the mall.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Yes. The other thing, Paul, it relates to the economics around aerie. A couple of things. First of all, sales per foot, we're very pleased with our larger format shop-in-shops and also our stand-alone stores that we have now. It's very complementary already to the levels of what we experienced at the AE Brand. And the second part of this is what we know so far, which is we're very humble and still learning, but we're very pleased with our stand-alone store economics and the return that we'll get. With that being said, we have so much to improve upon and opportunity out there and efficiencies on the way that we run an intimate store. It's very SKU intensive. The way that we handle payroll and customer service, those are all efficiencies and improvements as we get smarter and smarter over the next 12 to 24 months that we will continue to realize.

Paul Lejuez - Credit Suisse - Analyst

Right. But how about from a return on capital perspective? I mean, is the aerie stand-alone store -- are you targeting a similar return to an American Eagle store, higher, lower? Can you maybe frame that?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Yes. Sure, Paul. It would be -- out of the box, it would be slightly lower than from what we would see from an American Eagle store. However, we, in our longer term, as these stores mature, we would expect them to be comparable to American Eagle stores.

Paul Lejuez - Credit Suisse - Analyst

And just one quick one. What do you expect for option dilution for the next couple of years, just independent of the share repurchases?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

In terms of number of shares, Paul?

Paul Lejuez - Credit Suisse - Analyst

Or 1% to 2% per year, what's the share -- the increase from option dilution?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

The option dilution is in the range of 5 million to 7 million shares on an annual basis. So that's how I would think about it in your model.

Paul Lejuez - Credit Suisse - Analyst

Great. Thank you, and good luck.

Operator

Your next question will come from the line of John Morris with Wachovia.

John Morris - Wachovia - Analyst

Thanks. Good morning. I guess it's a question for Susan or Jim on MARTIN + OSA. If you can give us a little bit more color on the progression in terms of the product and where you see it going? Jim, I think you've been clear with us in the past that you thought there was some good advantage to be taken in terms of better sourcing and better pricing and I'm just wondering where you stand on that, and a little bit more color in addition to the prepared remarks that you guys had on MARTIN + OSA.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. I'll jump in on that, and if Jim wants to add on, he certainly will. As it relates to MARTIN + OSA, and as I look at the future of it, which we're very committed to in a couple of ways,  first of all, I really give our teams credit to getting that initiative and that brand open. We're very proud of that. And now what is terrific is that we can get to what we do best at American Eagle, and that's being very customer-centric, very focused on the brand strategy. And what we're now doing is kind of looking at that in two ways. There's the process around how we run that brand and the brand positioning itself. And as it relates to the process, with my involvement in partnering with our new President, Laura Dubin Wander, we're really talking about how do we take further advantage of leverage points with the AE brand. The things that we do best, the way that we run our calendar, and some of the support functions, as you mentioned, as it relates to sourcing initiatives. So we're making those improvements as we speak.

And then the second part is the brand positioning. And we have very rich customer feedback about what they like and there are many things about the brand that we're getting positive feedback on, but also things that we can do a lot better. And that's what Laura and I are spending most of our time on, the brand positioning and the product as well. So that's where we're going to be at work.

John Morris - Wachovia - Analyst

Is it shift -- is the brand positioning shifting, evolving? And in what direction, in terms of personality?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

No. It's a good question, and I think the best way I can answer that for you is that there is a very meaningful opportunity out there in the mall and lifestyle center environment in terms of an open space and an open opportunity around this demographic. So now what we're doing is talking about how do we deliver on the target customer and the demographic that we've been talking to and are we doing what we're saying we wanted to do. And I can't tell you more than that because we're busy at work and we have some further work to do in responding to some of our observations and also customer feedback, but all I can tell you is, again, this is a strength of what American Eagle does in terms of getting focused, making sure we deliver on a very succinct brand message and that's what the future of MARTIN + OSA will hold.

John Morris - Wachovia - Analyst

That's fair enough. Jim, did you have anything to add?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

John, as a follow up to the information I gave on this whole sourcing and production initiative, we've recently made a major strategic move in the leveraging area, whereby we have moved all of production and sourcing over to our Li & Fung agent, which handles our American Eagle -- the major portion of our American Eagle sourcing, which gives us the ability now to leverage dramatically with the factories and also with the quality assurance people, which is a group called ITS that goes into our factories for American Eagle. They're able now to handle also the MARTIN + OSA. All of this is helping and it's an enabler for MARTIN + OSA now to have to pay for less minimum quantities with the upcharges of small quantities. And it's really given us the ability to leverage across a wider factory base and have a greater benefit from our costs. So I think -- and that will happen in spring of '08 and we should start to see the IMUs start to climb up slowly but surely to very respectable levels.

John Morris - Wachovia - Analyst

Great, thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You're welcome.

Operator

Your next question will come from the line of Liz Dunn with Thomas Weisel.

Liz Dunn - Thomas Weisel Partners - Analyst

Thank you. I think you said that the Q2 guidance was based on a conservative comp assumption. Can you give us anymore clarity there and is there anything that we should think about in terms of the flow of the monthly comps? A lot of the teen retailers are coming out and saying that they're expecting some good news in July as a result of the calendar shift this year. And then at the end of the fourth quarter, I believe you said you needed a mid single-digit comp to leverage for the year, we didn't see a lot of leverage on the 6% in the first quarter. Sounds like there might be some incremental spending in Q2 and Q3 and maybe a pickup in Q4. Could you just help us think about that leverage point and how we should look at that by quarter? Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Sure. Thanks, Liz. In terms of the sales view for the second quarter, I said that it was a conservative view. We expect that July will have some opportunity for us in terms of the 53-week shift last year. However, what we need to keep in mind is that there's a lot of shifting that goes on between tax-free events and back to school timing and so forth. So we're optimistic about that benefit, but we need to bear in mind that there's some shifting going on.

In terms of the leverage point, at the end of the fourth quarter, we said a mid single-digit comp. In the first quarter, we did do that with a 20-basis point leverage. My prepared remarks indicated that we had roughly 50 basis points related to executive compensation or contracts, which is a first quarter event, and we would expect to see that occur in the following year, but not in the remaining quarters of this year. In terms of the balance of the year, I would say that we are -- our expense structure is set to -- or is planned to leverage at a 5% to 7% range of comp performance and I mentioned earlier the impact of aerie in the second and third quarters could put a little bit of pressure on that and that's why we're looking at that 5% to 7% range in terms of new store opening costs. There are 40 stores in two months. That's what I can share at this time in terms of our SG&A performance.

Liz Dunn - Thomas Weisel Partners - Analyst

Okay. And any comment on comps month-to-date? A lot of people are saying that May has been good so far.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

We don't have a comment on May, but I would go back to Jim's comments in terms of April. As we were experiencing our third and fourth week of April, we saw a trend improvement in traffic and our comp performance.

Liz Dunn - Thomas Weisel Partners - Analyst

Okay, thanks. Good luck.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thank you.

Operator

Your next question will come from the line of Dorothy Lakner with CIBC World Markets.

Dorothy Lakner - CIBC World Markets - Analyst

Thanks. Just a follow up to the question on leverage. Did I understand you correctly, Joan, you were saying the incentive comp that bumped up would occur in the second quarter as well?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

No. Thanks for the clarity, Dorothy. It was in the first quarter and we don't expect that to occur in the second through fourth quarters. It would come back at us again in 2008 first quarter.

Dorothy Lakner - CIBC World Markets - Analyst

Okay, okay, perfect. Thank you. Then just a question -- a couple questions for Susan. I wonder if you could update us on progress in women's knits? I know you brought in a new person there. Just wondered if you could talk a little bit about that. And then you talked about newness in denim for back to school. Just wanted to ask the question about denim versus non-denim. If you're seeing any movement there, or if it's still very much a denim world? And finally, a question for Jim. You talked about the fact that you're continuing to see a nice lift in sales and productivity as you remodel the American Eagle stores. I wonder if you can just provide a little color on that? Thanks.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay, Dorothy. First of all, as it relates to women's knits, I would tell you we're making progress. The people -- the new hires in merchandising and design that I spoke with you about on the last call, we had our merchant brought in at the very beginning of this year and actually our new design talent came in within the last -- I guess it's been about six weeks now. And so the combination of the people improvements on that side plus some of the internal things that we're doing, I would tell you is a work in progress. I have some things on the floor that I'm very pleased with where they're going and then some inconsistencies that -- particularly on the graphics side of the business, where trends not really with us, that I'm not so pleased with. So that continues to be a work in progress and a very, very big focus as we move forward. So, I'm pleased with where we're headed, is where I'll end my comments on women's knits.

Denim newness, we're very pleased two years in a row to offer our customers 90% newness in denim. And I think that's something we're hard wired to do here. We're committed to doing it properly. And I'm very proud, again, to be doing this for the second year in a row. I think that we really showed you and our customers last year what a benefit that was. And I think that as we've been talking about month to month and quarter to quarter, the sales strength in denim doesn't look to be letting up, but, again, for us it's the power of that -- the importance of that category within our lifestyle brand, number one. And number two, it continues to be market share for us. So on both of those fronts, what we are doing is we're focusing on -- focusing on product, leveraging our fit systems, which are a powerful cornerstone of jeans for us and offering newness in wash and fit systems, which you will see as we move into the back to school season. So we're feeling positive about jeans.

Dorothy Lakner - CIBC World Markets - Analyst

Great.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay, Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes, Dorothy, this is Jim. I know I've been rather repetitious on this -- on the subject of remodel and I hope that the repetition continues, because our 2006 remodeled stores have a run rate in comp store sales of about 25% to 27%, and our productivity on the increased square footage has a run rate of about 65% to 66%. And so they have been extremely productive and have contributed dramatically to the results of last year's relative to first quarter of '07.

Dorothy Lakner - CIBC World Markets - Analyst

Great. Thank you. Good luck with the rest of the year.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Thanks.

Operator

Your next question will come from the line of Margaret Mager with Goldman Sachs.

Margaret Mager - Goldman Sachs - Analyst

Hi, good morning. Can I ask about your inventory position at the end of the quarter and your decision to shift to ocean freight versus air freight? Because I think at the end of last quarter, you were expecting inventories to be up in the low teens, and obviously it's up a lot more than that. So can you help us get comfortable with whatever risk might be represented in that inventory as you head into the second quarter?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Sure, Margaret. I'll take that. It's Joan. Our inventory position for spring and summer goods as we closed the quarter was 12% on a cost-per-square foot basis. We're very comfortable with that position and reflects our investment in aerie in about half of that and the other half is the apparel businesses and it's really directed and focused towards key category growth. The increase, almost half of that increase is about the timing of back to school receipts, and post-guidance we took the decision, which was a very positive decision and profitable one for us to move from air to ocean, which obviously is less cost. And we were able to do that because of the disciplined development calendar that we've been talking to you about, our time and action calendar, we were able to stay on path and move a lot of those back to school receipts, a substantial portion, to boat. Which is the primary reason for the increase in back to school. Just keep in mind, as you think that through that we take liability or ownership for goods at shipping port. And so it will get to the shipping port earlier by boat versus air.

Margaret Mager - Goldman Sachs - Analyst

Okay. And then in the most recent quarter with the IMU being up, but markdowns also being up, is it fair to say that the increase in markdowns was greater than the improvement in initial markup, is that correct? And would that be -- would that be something that -- will you be able to get more into your initial markups given that you made a change in your shipping patterns?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Now, IMU for the first quarter was up significantly and far greater than our markdown rate. So we were able to enjoy a -- achieve a merchandise margin improvement. We expect that to go forward, largely because some of the initiatives that Jim has been talking to you about in terms of our production and sourcing of supply chain initiatives, which the calendar we talked about enables us to stay on calendar, as delivered by ocean, as you mention, as well as really be smart about where we're placing our production in terms of country of origin and so forth. So IMU, we see as a go-forward opportunity for us in the second quarter. As I mentioned, we do expect a higher markdown rate, but we do expect to continue to see at a minimum a modest increase in IMU.

Margaret Mager - Goldman Sachs - Analyst

Okay, thanks.

Operator

Your next question will come from the line of Todd Slater with Lazard.

Todd Slater - Lazard Freres & Co. - Analyst

Thanks very much, and good quarter.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thanks, Todd.

Todd Slater - Lazard Freres & Co. - Analyst

On the shift to more ocean transit, did you get some cost leverage in the quarter on that? And if so, how much, and should we be planning on that over the next few quarters?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

We did get a cost benefit for go-forward quarters. On the IMU, as we look to second and third quarter, we should experience some benefit to that. So, as I just mentioned, we do expect at a minimum modest increase on IMU. We are able to continue to do that, Todd, based on the calendar that we've put in place, as well as the sourcing initiatives that I referred to earlier. So we do see it as a go-forward opportunity for us, and our plan manages that at a modest level and realistically positions our markdown, which is what we've included in our second quarter guidance.

Todd Slater - Lazard Freres & Co. - Analyst

Okay. So this development calendar that has improved, could you talk about where you're speeding up the product development on the supply chain?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

It's less about speeding up the product development and it's more about being on time on our calendar, which enables us then to deal with ocean versus air freight, certainly on our initial buys.

Todd Slater - Lazard Freres & Co. - Analyst

So it's more -- you're saying it's more organizational in the front end, either in design or in getting the --

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Exactly.

Todd Slater - Lazard Freres & Co. - Analyst

-- getting ideas to the factories?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Exactly. Susan, do you want to add some color to that for Todd?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

No, you got it, Todd. That's exactly what it is. And I don't want to overplay this, because Joan's describing the reasons for the shift, but it's really us running a disciplined, on-process calendar. And we will take advantage of air freight, but we want to take advantage of air freight on our terms when it benefits us to respond to test results, new information in the second part of a season, not on our initial buys. And those are the corrections that we're referring to.

Todd Slater - Lazard Freres & Co. - Analyst

Okay. So, back to the inventory, I think you mentioned spring/summer was up 12%, was that on a comp basis or a total aggregate basis?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

That's on a per square foot basis, Todd.

Todd Slater - Lazard Freres & Co. - Analyst

Per square foot. So is that the way you want people to think about the real inventory -- apples-to-apples inventory growth?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Yes. And --

Todd Slater - Lazard Freres & Co. - Analyst

And 50% of that is aerie, you said?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Yes. Roughly 50% of that reflects our investment in aerie, and as you know, we've expanded bras to the chain. It's a substantial part of the chain in the first quarter, and we are expanding our dorm assortment as well. So, roughly 50% is aerie and the other 50% is apparel.

Todd Slater - Lazard Freres & Co. - Analyst

Okay. So with comps running about half that level, either you're planning slower inventory turns or more markdowns, which it sounds like -- it sounds like maybe a little of both. Can you talk about what your plans are? Are we planning to intentionally slow down the inventory turn due to some of these initiatives?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

We are not planning to slow down our inventory turns, Todd. As you recall, we had a slight, or a miss in April to our plan. All of that inventory is properly reserved for at the end of the first quarter. That would be roughly 2 to 3 points of per square foot increase related to that inventory and we don't expect that inventory to be in our -- on our balance sheet at the end of the second quarter. The investment in aerie is about our set-up of bras, which as you know is SKU intensive. It has a bra-size range, and we want to make sure that we have credibility and authority in that category as we're venturing into a very important product category for our growth.

Todd Slater - Lazard Freres & Co. - Analyst

Great. Thank you very much.

Operator

Your next question will come from the line of Nora Khan with HSBC.

Nora Khan - HSBC - Analyst

Hi. Just a quick question.  To clarify what you just said,  you had 2% to 3% points inventory that you need left over from Q1 to clear in Q2?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

There's 2% to 3% points on the balance sheet at the end of Q1, that's correct, Nora. And that's essentially a normal position in terms of inventory clearance coming out of the spring or first quarter. And we do not expect that inventory to be in our inventory at the end of Q2, which is very consistent with history.

Nora Khan - HSBC - Analyst

Okay. Then in terms of your system, sourcing and production, and how it relates to merchandise margins, the shift for all of that to Li & Fung, was -- is that something different from American Eagle as well, or is it that you added MARTIN + OSA onto that?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

No, Nora, what Jim was referring to is that we were structuring the sourcing for MARTIN + OSA very separate from American Eagle and what he described was our commitment to properly leveraging our portfolio brand and sourcing as one very important way that we're going about doing that. So it's really a change for MARTIN + OSA to integrate into the leverage point with the AE brand and aerie.

Nora Khan - HSBC - Analyst

Okay. And then in terms of your individual store allocation and purchasing of merchandise, can you give us any update on how that affected sales or markdowns in the quarter?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Sure. As you may recall, we implemented size profiling in the third quarter of last year and in hindsight, that has been a very good implementation for us. We believe that it has improved our sell-throughs at the location level and it has improved our buys on a size basis. So when you think about our first quarter performance, it was a contributor to the strong margin performance for us.

Nora Khan - HSBC - Analyst

Okay. And in the past you had said stand-alone aerie was about a $500 million opportunity in about three to five years. Do you have any update on that or the total potential store numbers?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Yes, Nora. I think that the best way to talk to you about that right now is that I think it's at that level or higher. We have talked pretty publicly as well that we'd love it to be our next $1 billion brand, but we have work to do. Again, we're very humble about what we know and what we don't know about aerie. And, Jim announced today that obviously we're opening up 40 more stand-alone stores this year. If all goes well, we think there'll be another 40 to 50 in 2008. So let's, let us do that really well, and then we'll deliver upon the future in the next three years.

Nora Khan - HSBC - Analyst

Okay, great. Thanks.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay.

Operator

Your next question will come from the line of Jennifer Black with Jennifer Black and Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Hi. Good morning, and nice quarter.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thank you, Jennifer.

Jennifer Black - Jennifer Black & Associates - Analyst

Can you -- I just have a couple questions. Can you quantify the percent of incremental sales aerie is adding on from a percentage basis?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Okay. It's currently about 2%, Jennifer.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay. And you talked a lot about shipping by vessel. I wondered if you -- where you are now as a percent of the total business and where you would hope to be eventually or by the end of the year?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Okay. Our percent air, I would tell you is -- we don't really quote you the percent, but I can tell you it's very controlled, it's very targeted into the second -- either the back half of delivery per particular season, but our air is more concentrated into the Q2 and Q4 time periods, because that's where we can take advantage of the learnings of the first part of a season. So I would tell you what we're very pleased with is that we're on calendar, there's a discipline to the calendar, and what we're doing is -- I think that you'll see on an annual basis our air come down slightly, but it's targeted and it's occurring again on our terms where it is most advantaging to business.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay. I was just trying to figure out how much more opportunity there is. And then lastly, you mentioned weakness in accessories. Is there anything you attribute that to?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Well, a couple of things. I think that, quite honestly, it's a wonderful extension of the lifestyle that we're very proud of and we're kind of in this business a little bit more than some of the other people in our space. But where I will tell you that I'm not so pleased is in the consistency. We have a good quarter and then we have a quarter where we have some misses. And so what we're really looking toward with accessories and what you can stay tuned for is that we're looking to position ourselves where there is categories that are ownable, that we stand for and that there's a level of basics and fashion, if you will, to how we position the accessory business to give it more consistency. So anyway, that's also where we brought a wonderful design talent, who joined us about three to four weeks ago, to really get serious about this business and take it to the next level. So, and again, we see most of the opportunity here within women's accessories.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay. Thank you very much. Good luck.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Okay. Alright.

Operator

Your next question will come from the line of Robin Murchison with SunTrust Robertson Humphrey.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thank you, and good morning. A couple of questions. Some of mine have been asked already. Will -- Susan, this is for you. Will denim -- can you speak to denim in percent of the mix in terms of back to school? I assume it's going to be the same, is that the right assumption? And the second question would be, if you guys could remind us what percent of your merchandise is sourced from China? Thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. As it relates to denim, I would tell you that we're pretty consistent on an annual view that we're at about 20%. So for the third quarter, it ticks a little bit above that and I would tell you that it's going to be pretty consistent to last year, slightly up, but largely pretty consistent. As it relates to our percent of product from China, I don't -- what I would tell you is that we have moderate increases happening as our percent to total from China, but we're being cautious at this point with all of the changes and kind of dynamics occurring around our global sourcing strategy. So I don't know that we want to quote to you what percent of our sourcing comes from China, but I would tell you that we have our eyes wide open, we're being very smart about how we proceed.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Alright, thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay.

Operator

Your next question will come from the line of Lorraine Maikis with Merrill Lynch.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you, good morning.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Good morning.

Lorraine Maikis - Merrill Lynch - Analyst

Taking a bit of a longer-term view, can you just talk about where margins are versus where you think they can go? And I know you've done -- you've made a lot of progress with many of the initiatives you've been speaking about the past few years. What are the initiatives for the next few years to improve margins even further from here?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Lorraine, it's Joan. And from a long-term perspective, we don't feel constrained by our history whatsoever. And we continue to drive for improvements. We had initiatives in the past that are successful. The initiatives that we look forward to on a go-forward basis continue to be, one, in the production and the sourcing, the supply chain opportunities in terms of where we source our product, how we deliver our product and we just continue to -- to evolve and focus on that because it's a critical lever for us in driving operating margins. We also see levers in introducing new product lines that -- and new brands like aerie. So as we grow our topline with aerie, with brands like MARTIN + OSA, we will continue to see operating -- we would expect to continue to see operating margin improvement with the topline growth initiatives.

In terms of markdowns, our -- and the investment in fashion in our business, we are very careful to continue to invest in fashion and leverage things like markdown optimization and implementing -- we have our eye on implementing, assortment planning -- planning or clustering of our merchandise selling throughout our chain to optimize the assortment offering for our customer, which should in turn raise sales -- drive sales, as well as drive an improved margin. In terms of expenses, we continue to drive expenses in noncustomer-facing type initiatives, like our supplies initiatives and making sure that we're optimizing our buying methodologies in our -- in the indirect procurement world. So, these expense initiatives and continued eye on control and discipline of expenses are where we see our ability to continue to drive operating margin increases throughout the next three to five years.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you.

Operator

Your next question will come from the line of Randal Konik with Bear, Stearns.

Randal Konik - Bear, Stearns & Co. - Analyst

Thanks very much. Jim, just a question on -- can I just get your thoughts on the macroeconomy given that we have gas prices increasing, housing, etc.? And what's your view on the consumer at this point, irrespective of American Eagle? And then I have a follow up.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I think you should be asking that of Ben Bernanke but I don't know. I think there's no doubt that there are certain parts of the country that are being more affected than others based on what we see in our business, I think looking at it holistically that gas prices probably would affect almost all demographics, including our 15 to 25 year old. But I still think that there's issues that we have internally that I'm more concerned about that we have control over, and I have no control over some of the external economic issues and whatever they are, they are, and I know, without being trite, that there are a number of opportunities we have yet to exploit internally that we are focusing on in order to run our business in a much more formable and productive way, and let the economy seek its own level.

Randal Konik - Bear, Stearns & Co. - Analyst

So the -- just -- with the gas prices increasing, you haven't really seen that on your customer?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No, we've seen -- the only thing we've seen with any consistency, is there are pockets geographically that seem to be impacted much more dramatically than others. We have geographic regions in our country that -- in our company, excuse me, that right now are performing at or better than some '06 run rates. So, it's a little perplexing. I wish I had the answer, I'd give it to you. I'm sure there's not one answer, I'm sure it's a number of things that are affecting certain markets. But, overall, I'm pleased that it's limited to just a smaller section of the United States.

Randal Konik - Bear, Stearns & Co. - Analyst

Great. Just my follow up is, if you think about going back in history to the Dylex acquisitions and Thrifty's and Bluenotes, you put a lot on the company's -- you had a lot on the company's plate back then, now you're -- you got away with that from selling Bluenotes, and now you're going back to putting on some stuff on the plate with respect to aerie and with MARTIN + OSA. Can you talk about lessons learned with that acquisition? Where you -- how have you changed the company's structure and organization infrastructure to handle aerie and MARTIN + OSA. And with looking back again at selling Bluenotes back in the day, is there a -- how do you -- do you ask yourself the question or at a point do you kind of say, MARTIN + OSA is dragging down our earnings and our returns so much that we kind of stopped growing this, or how do you think about that?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I think it's a great question, really. I think lessons learned on the Braemar deal with -- the Braemar deal, when you strip it really down to its bare essentials was a great transaction because we were able to get 46 American Eagle stores up and running within a year's time, which was almost unheard of in the day. The lessons learned from Bluenotes were really internal lessons. We really took a brand that had very narrow consumer appeal and it was really narrowed into two topics, denim and price. We basically -- our headset is much more diverse. And in the Canadian consumer, within the Bluenotes DNA was this price -- denim -- denim price. And it had so many years of being ingrained with the consumer over generations that it was almost impossible to transition it out of that mindset.

But I would say lessons learned, as you go forward, particularly with aerie, aerie's lessons learned is that we have five years worth of experience in intimate apparel. Granted not to the extent of the assortments that we are putting out there now, and will continue to put out in a wider breadth, but we do understand that customer much better. We also know that that customer has frequented our stores. We have 80% of our purchasers are women and young women in the demographic primarily 15 to 25. So we know that aerie by American Eagle has a catch because American Eagle right now has a connection with the consumer that we're leveraging off of, and right now we're very -- as Susan says, we're very humble about this and we try to stay very, very realistic, but we do have a connect point with that consumer and our results so far are good. Can they be better? Absolutely, but they're good right now, we're pleased.

On the MARTIN + OSA -- MARTIN + OSA startup is very different. We're moving into another demographic, we're moving into this 30-year-old plus into the 40's and we're thinking probably into the 50's, but primarily 25 to 40. This is a -- this is a different crowd, and as Susan stated earlier, we're learning every day. We have consumer research, we have focus groups, and we're learning how -- what this customer's trigger points are. This is a much more discerning customer. Even if they have the financial wherewithal, they know what they like, they know what they don't like. And it's a customer that's on the move. Not lots of time, they're professionals, and so forth. But we're not getting too much into the psychographics of this demographic. We're just continuing to learn. I guess the real question -- the underlying question of where you're coming from, is there a point in time where if I think it's too much of a drain on the company that I will put professional ego aside and move on without it? The answer to that is yes. I have a history of making, hopefully, decisions that are best for the company, and for our shareholder, and for our customers and I'll continue to keep that same style of management. But right now, as modest as the improvements have been, there have been improvements in MARTIN + OSA, and I believe what I stated earlier about the new renovated sourcing and production area, which we had major problems last year with. I can't tell you how much it impacted the results that were less than what we anticipated, and they were less than I would have even liked to have forecasted.

But having said that, we have shown modest increases and as we get better and understand this customer better, and, as Susan said, with leadership that we have there, I'm being realistic, I'm never overly optimistic, and I'm sure as hell not pessimistic. That's the long answer. Hopefully, it covers the subject and the question that you asked.

Randal Konik - Bear, Stearns & Co. - Analyst

Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

You're welcome.

Judy Meehan - American Eagle Outfitters Inc - VP Investor Relations

Dennis, we're going to take one more question.

Operator

And this morning's final question will come from the line of Richard Jaffe with Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much, guys. A lot of my questions have been answered, but I guess a couple of mundane questions. The repurchase initiative is pretty aggressive and to accomplish that in '09 would be the most impressive repurchase activity you've done. Is that a realistic objective? Will you get it done by the end of '09, the roughly 27 million shares?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Richard, our intent is to do just that. And it's an authorization that our board is committed to. We intend to work that repurchase program through a 10B-5 as well as discretionary bias as well. So we feel it will be very balanced and our intent is to have that three-year view and -- and manage it accordingly.

Richard Jaffe - Stifel Nicolaus - Analyst

Yes. No. A 10B-5 would do the trick. Can you just talk about the remodel contributions as you go through and remodel and expand the American Eagle stores to include greater aerie assortments? How you account for that? If I recall, if the store is larger than 25% -- if the store increases more than 25%, you take it out of the comp base?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

That's correct.

Richard Jaffe - Stifel Nicolaus - Analyst

And if you could talk about the increased sales per square foot in these larger stores.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Richard, as it relates to the assortments, we're really looking at it two ways. If you would have asked us 12 months ago, the larger square footage stores that we were opening up were sort of morphing from an extension of the American Eagle brand into making square footage anywhere from 400 square feet to about 800 square feet of an aerie shop-in-shop. What we're now doing is we're going to be carefully continuing to analyze our shop-in-shop aerie productivity and progress along with the stand-alone store productivity that we are announcing to you today that we're going to aggressively go after. So at the same time, what we're doing is being prepared for a reversal. If aerie does prove to continue to show itself as a stand-alone brand and stand-alone locations, what we are doing now is looking at maximizing American Eagle assortments and the improvement of destination and extension of destination businesses like American Eagle accessories, particularly in women, line extensions on destination categories and powerful key item categories. So we're preparing now for continuing to be productive in these larger square footage spaces that we're opening up. So we're really excited about that, because if you add two and two together, that means growth.

Richard Jaffe - Stifel Nicolaus - Analyst

Yes. No question. So we should look for the remodeled stores going forward to be more about American Eagle and that the future of aerie should be more about free standing rather than shop within shop.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

That's what we're hard at work making sure that we're prepared for, exactly.

Richard Jaffe - Stifel Nicolaus - Analyst

And the assortments in aerie, could you talk about the customer choice? Their SKU count expansion that you'll add to an aerie store that's free standing?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Yes. It's a very SKU-intensive business, so if you look at SKU counts, the numbers can almost sort of boggle your mind. So we really look at it as meaningful category and lifestyle extensions. So, if you look at a few different things, first of all, believe it or not, the bras we just started to take and expand in a meaningful way last fall. So that would have been last September and forward. So we haven't even anniversaried our full launch of American Eagle bras. So now we start to do that, but also that bra line is much larger than when we first launched it last fall. So we continue to see success, improvement, and evolved launches into our quarterly promotional cadence. That's number one.

Then you look at the expansion of the panty business, which is a very meaningful percentage to the overall intimates and aerie view. So we continue to -- we have a core allegiance from our customer on the boy brief and the infamous boy brief. But if you look, we have a lot of opportunity into offering additional fits and styles and growth into some of the bare panties -- bare panties outside of that business. Then you move into dormwear. And I mentioned that you're going to see a couple of evolutions and new product launches in the back half of this year, expanding what dormwear means for aerie, and giving us a little bit more proprietary positioning in terms of why a customer would come into aerie to -- for the casual, as we say dormwear -- from her dormroom to her coffee shop part of the aerie lifestyle. Then the last thing that I'll tell you about is the expansion and work we're doing on fragrance and personal care, which we just think as a fun factor, high-margin business and, again, a terrific extension.

So, we have a lot of things cooking. We're doing it carefully, we're doing it strategically, but we want, again, for aerie to be a very meaningful destination that's very different from anybody else in our space. That's what we're hard at work on.

Richard Jaffe - Stifel Nicolaus - Analyst

Got it. Thank you very much.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Alright.

Judy Meehan - American Eagle Outfitters Inc - VP Investor Relations

Thanks, everybody, for listening today, and we look forward to talking to you again soon. Thanks.

Operator

Ladies and gentlemen, this concludes the American Eagle Outfitters' first quarter earnings call. You may now disconnect.